Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the registration statement on Form S-8 pertaining to the AMETEK, Inc. 2007 Omnibus Incentive Compensation Plan and to the incorporation by reference therein of our reports dated February 26, 2007, with respect to the consolidated financial statements of AMETEK, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, AMETEK, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AMETEK, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
May 10, 2007